EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

SECOND QUARTER 2011 FINANCIAL RESULTS

Recent Highlights Include:

•                  First commercial orders recorded for Senomyx’s S6973, which enhances the sweetness of sucrose while maintaining the taste of natural sugar

•                  Initiation of development activities in preparation for regulatory filings with S9632, a new enhancer of sucrose intended to be used in a broad range of beverages and foods

•                  Improved financial results from operations compared to 2010

SAN DIEGO, CA — August 5, 2011 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the second quarter ended June 30, 2011.  Revenues were $7.0 million for the three months ended June 30, 2011, compared to $5.7 million for the three months ended June 30, 2010, a 23% increase.  Revenues were $15.7 million for the six months ended June 30, 2011, compared to $13.4 million for the six months ended June 30, 2010, an increase of 17%.  Net loss was $3.2 million for the three months ended June 30, 2011, compared to $4.7 million for the three months ended June 30, 2010, a 32% improvement.  Net loss was $4.4 million for the six months ended June 30, 2011, compared to $6.5 million for the three months ended June 30, 2010, a 31% improvement.

“Senomyx had several important recent achievements regarding our Sweet Taste Program,” stated Kent Snyder, Chief Executive Officer of the Company.  “Most significantly, beginning in the second quarter our commercialization partner Firmenich received initial orders for S6973, which allows sucrose to be reduced in products by up to 50% while maintaining the desired taste of natural sugar.  We are impressed with Firmenich’s capabilities and efforts in introducing S6973 to clients for use in a wide spectrum of product categories. Additional orders are expected during the year.

“Firmenich is also continuing marketing activities with S2383, Senomyx’s enhancer of the artificial sweetener sucralose.  S2383 can be used in foods and beverages to enable up to a 75% reduction in the concentration of sucralose, with improved taste characteristics in some applications,” Snyder explained.  “It is rewarding that products containing S2383 are now on the shelves in North America.  Firmenich is working with a number of clients for commercialization of other branded products utilizing S2383.

“In addition, we are very pleased to announce today that Senomyx has advanced S9632, a new sucrose enhancer, into the development phase,” Snyder said.  “The development phase includes safety studies and other activities intended to support regulatory filings in the U.S. and elsewhere.  Taste tests have demonstrated that S9632 can enable reduction of up to 50% of the sugar in product prototypes without compromising taste.  S9632 also possesses advantageous physical properties that are beneficial for a broad range of beverages and foods, and its expected utilization should be very complementary to S6973.

Senomyx continues to be diligent in seeking protection for its intellectual property.  As of June 30, 2011, the Company is the owner or exclusive licensee of 251 issued patents and several hundred pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.  Technologies covered in the Company’s patents include taste receptor sequences and functions, screening assays, new flavor ingredients, and product applications.

Commercialization Updates:

Nestlé SA, the world’s largest food and beverage company, has been conducting marketing activities with products that incorporate Senomyx’s Savory Flavors, which are intended to reduce or replace added monosodium glutamate (MSG) in foods.  Nestlé is currently marketing both new and reformulated established products that contain these ingredients.  Ongoing commercialization activities include launches of new and reformulated products that incorporate Senomyx’s Savory Flavors in countries in Asia, Latin America, Africa, and the Middle East.  Nestlé expanded its marketing efforts into additional countries in these regions during the past quarter.

As announced previously, the European Food Safety Authority (EFSA) provided a “favorable opinion” for Senomyx’s S336 and S807 Savory Flavors, which means that no further evaluation is required.  Final regulatory approval and commercialization in the European Union is contingent upon the ingredients being included in the EFSA Union List of Flavouring Substances.  Senomyx’s regulatory advisors are confident that both S336 and S807 are included on the Union List; however, timing for the publication of the Union List remains uncertain.  Approval to use Senomyx’s Savory Flavors in Europe could create a new market opportunity for Nestlé.

Ajinomoto, Co., Inc., a leading global manufacturer of food and culinary products, has been introducing products that contain a Senomyx flavor ingredient in several regions, including both China and North America.  Penetration of these markets continues to increase.  Most recently, Ajinomoto achieved further geographic expansion into another emerging market with large growth potential.

Firmenich SA, a global leader in providing ingredients and flavor systems to major consumer companies, has exclusive worldwide rights to commercialize Senomyx’s S6973 sucrose enhancer for virtually all food and specified beverage categories.  Firmenich has met its goal of receiving initial orders for S6973 beginning in the second quarter of 2011.  Evaluations of S6973 in products from a number of categories have been very favorable and additional orders are expected from several clients during the year.

Firmenich also has exclusive worldwide rights to market S2383, Senomyx’s extremely effective enhancer of the high-intensity sweetener sucralose, as either a stand-alone ingredient or as part of a flavor system.  S2383 is applicable for use in all food and beverage product categories, including beverages, cereal, dairy products, baked goods, and confectionary products.  Products incorporating S2383 are currently being marketed in North America and Firmenich is working with additional clients that are evaluating S2383 for a number of product lines.

Discovery & Development Program Updates:

Sweet Taste Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx had success in this program with the discovery, development, and GRAS (Generally Recognized As Safe) regulatory approvals of S2383 and S6973.  Senomyx has initiated development activities in support of future regulatory submissions for S9632, a new scurose enhancer with very favorable taste and physical characteristics.  Initial taste tests and other evaluations have indicated that S9632 may be beneficial for a broad range of beverages and other product applications.

Senomyx also has an ongoing effort to discover and develop new flavor ingredients that amplify the sweet taste of fructose, a key component of high fructose corn syrup.  The Company has identified enhancers that demonstrated activity in its proprietary fructose screening assays and enhancing activity in taste tests utilizing high fructose corn syrup, a commonly used sweetener in many beverages.  Optimization of these enhancers, further screening, and additional taste tests are ongoing.  In addition, Senomyx’s activities to discover and develop natural high-potency sweeteners continue to progress.  Current activities include continued expansion and high-throughput screening of plant-derived samples from our natural products library, identification of the components that show significant activity in the assay, and scale-up of these samples for in-house taste tests.

Bitter Blockers Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Two of Senomyx’s bitter blockers, S6821 and S7958, have received GRAS regulatory status.  S6821 has demonstrated activity against bitter tasting foods and beverages that include soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia).  S7958, a related bitter blocker with similar functionality, has alternative desirable physical properties that may be useful for these or other product applications.  Two Senomyx collaborators are currently evaluating S6821 for potential future commercialization.

Salt Taste Program: The goal of the Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Senomyx has assembled a proprietary database of proteins found in taste buds and is exploring the role of a number of these proteins that may be involved in salt taste perception.  Progress is being made in this high-priority program as Company researchers are using a new, more sensitive analytical system to discover specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.

Cooling Flavors Program:  The goal of the Cooling Flavors Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has made significant progress with the identification of several sample classes of new cooling flavors that demonstrate a taste proof-of-concept and display cooling properties that exceed those of commonly used agents with a ten-times greater potency.  Firmenich has exclusive commercialization rights for new flavors developed under this program.  The candidate cooling flavors are being evaluated in product prototypes for use in specific applications by Senomyx and Firmenich.

Financial Review:

Revenues were $7.0 million for the second quarter of 2011, compared to $5.7 million for the second quarter of 2010, an increase of 23%.  Revenues were $15.7 million for the six months ended June 30, 2011, compared to $13.4 million for the six months ended June 30, 2010, an increase of 17%.  The increases in revenues for the second quarter and the year-to-date were primarily due to the net increase in revenue associated with our Sweet Taste Program collaborations.

Research and development expenses, including stock-based compensation expense, were $7.4 million for the second quarter of 2011, compared to $7.1 million for the second quarter of 2010, an increase of 4%.  Research and development expenses, including stock-based compensation expense, were $14.7 million for the six months ended June 30, 2011, compared to $13.5 million for the six months ended June 30, 2010, an increase of 9%.  These increases were primarily due to increased costs for personnel-related expenses and stock-based compensation expenses, partially offset by decreases in expenses for outsourced activities.

General and administrative expenses, including stock-based compensation expense, were $2.8 million for the second quarter of 2011, compared to $3.3 million for the second quarter of 2010, a decrease of 15%.  General and administrative expenses, including stock-based compensation expense, were $5.5 million for the six months ended June 30, 2011, compared to $6.4 million for the six months ended June 30, 2010, a decrease of 14%  The decreases were primarily attributable to decreases in payroll and related expenses and stock-based compensation expense.

The net loss for the second quarter of 2011 improved to $0.08 per share, compared to a net loss of $0.12 per share for the second quarter of 2010.  The net loss for the six months ended June 30, 2011 improved to $0.11 per share, compared to $0.18 per share for the six months ended June 30, 2010.

Financial Outlook:

“We are pleased with our mid-year financial results,” stated Tony Rogers, Vice President and Chief Financial Officer.  “We remain on-track to achieve our 2011 financial guidance as follows.”

For the full year 2011, Senomyx continues to expect:

•                  Total revenues of $30 million to $34 million

•                  Total expenses of $42 million to $44 million, of which approximately $4 million to $5 million is non-cash, stock-based compensation expense

•                  Net loss of $8 million to $10 million

•                  Basic and diluted net loss of $0.21 to $0.26 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $50 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-680-0892, and international callers should dial 617-213-4858, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 76285690.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PDE4GDGQY.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste receptor technologies to discover and develop novel flavor ingredients.  These include new flavors such as Savory Flavors and Cooling Flavors, as well as flavor modulators such as Bitter Blockers and enhancers of Sweet and Salt tastes.  Senomyx is also engaged in a new effort to discover and develop natural high-potency sweeteners.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2011 financial results and anticipated financial condition; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients; the potential uses and commercial value for our GRAS-approved flavor ingredients and other flavor ingredients under development, including S9632; whether the research under the company’s sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients; and the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation statements regarding our ability to identify proteins primarily involved in the perception of salt taste. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients, including S9632,  may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on acceptable terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers	Gwen Rosenberg
Vice President and Chief Financial Officer	Vice President, Investor Relations &
Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$6,965	$5,656	$15,681	$13,387

Operating expenses:
Research and development (including $635, $424, $1,240 and $982, respectively, of non-cash stock-based compensation)	7,386	7,098	14,665	13,494
General and administrative (including $692, $757, $1,301 and $1,617, respectively, of non-cash stock-based compensation)	2,797	3,286	5,528	6,411
Total operating expenses	10,183	10,384	20,193	19,905

Loss from operations	(3,218)	(4,728)	(4,512)	(6,518)

Other income	30	24	69	34

Net loss	$(3,188)	$(4,704)	$(4,443)	$(6,484)

Basic and diluted net loss per share	$(0.08)	$(0.12)	$(0.11)	$(0.18)

Weighted average shares used in computing basic and diluted net loss per share	39,597	38,608	39,430	36,603

Condensed Balance Sheets

(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$62,458	$71,612
Other current assets	2,558	3,372
Property and equipment, net	9,899	9,688
Total assets	$74,915	$84,672

Accounts payable, accrued expenses and other current liabilities	$5,249	$7,259
Deferred revenue	31,327	37,692
Leasehold incentive obligation	5,594	6,087
Deferred rent	1,449	1,452
Stockholders’ equity	31,296	32,182
Total liabilities and stockholders’ equity	$74,915	$84,672